EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-87153, 333-89308, 333-123712 and 333-172127) pertaining to the1999 Stock Option Plan, the 2005 Equity Compensation Incentive Plan and the 2011 Incentive Plan;

(2)	Registration Statement (Form S-3 No. 333-168311)

of our report dated October 14, 2011, with respect to the consolidated financial statements and schedule of Enzo Biochem, Inc., and our report dated October 14, 2011, with respect to the effectiveness of internal control over financial reporting of Enzo Biochem, Inc., included in this Annual Report (Form 10-K) of Enzo Biochem, Inc.

/s/ Ernst & Young LLP

Jericho, New York
October 14, 2011